Exhibit 10.29

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS,
HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE
COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

RESTATED AND AMENDED EXCLUSIVE LICENSE AGREEMENT

This Restated and Amended Exclusive License Agreement (“Agreement”), to be effective as of September 7, 2022 (“Effective Date”), despite the dates of signatures herein, is between TuHURA BioPharma INC., a biotechnology company targeting myeloid derived suppressor cells with bi-specific immunotherapies and drug antibody conjugates with an address of 545 Channelside Drive, Tampa FL 33602 (“COMPANY” or “LICENSEE”), and West Virginia University Research Corporation (“WVURC”), a nonprofit West Virginia corporation acting for and on behalf of West Virginia University (“WVU”).

WHEREAS, WVURC is an affiliated research corporation of WVU and is a statutorily authorized non-profit corporation established pursuant to W. Va. Code §18B- 12-3 for the purpose of facilitating research and development grants and economic opportunities for WVU;

WHEREAS, WVU has developed or is developing, SUBJECT TECHNOLOGY, as defined in Section 2.17;

WHEREAS, pursuant to WVU BOG Governance Rule 1.5 – Intellectual Property Rule for Patent, Copyright, and Trademark Rights, and the affiliation agreement between WVURC and WVU, WVURC is responsible for managing the transfer, licensing, ownership, and commercialization efforts of Intellectual Property (as defined in BOG Rule 1.5) on behalf of WVU;

WHEREAS, WVURC is willing to grant a worldwide, exclusive license on the terms set forth herein to the SUBJECT TECHNOLOGY to COMPANY;

WHEREAS, COMPANY desires to obtain said worldwide, exclusive, license, subject to the terms and conditions of this Agreement, to the SUBJECT TECHNOLOGY;

WHEREAS, on September 7, 2022, WVURC and COMPANY entered into an “Exclusive License Agreement” granting to COMPANY a worldwide, exclusive, license to the SUBJECT TECHNOLOGY;

WHEREAS, COMPANY intends to enter into a transaction (the “Asset Transaction”) with Morphogenesis, Inc., a Florida corporation (“Buyer”), pursuant to which Buyer will purchase substantially all of the assets of the COMPANY and assume certain contractual liabilities of the COMPANY, including the contractual liabilities of COMPANY first arising under this Agreement from and after the date of the closing of the Asset Transaction (the “Morphogenesis Closing Date”);

WHEREAS, WVURC agrees to the assignment of this Agreement from COMPANY to Buyer, which will be documented in a separate assignment acknowledgment letter or similar legally binding agreement between WVURC, COMPANY, and Buyer concurrent with the Asset Transaction and contingent on the requirements in Section 10.2 herein; and

WHEREAS, COMPANY and WVURC desire to hereby restate the September 7, 2022 Exclusive License Agreement while simultaneously amending and adding certain provisions to clarify the obligations of the Parties as a result of the contemplated Asset Transaction.

The PARTIES, as defined in Section 2.15, agree as follows:

1.	NOTICES

Any payment, notice or other communication required pursuant to this Agreement shall be in writing and will be sufficiently made or given on the date of receipt by the recipient if sent to such PARTY, as defined in Section 2.15, by first class certified or registered mail, postage prepaid and return receipt requested, or by a nationally recognized express delivery service (with charges prepaid) addressed to such PARTY at its address set forth below or as it will designate by written notice given to the other PARTY.

If to WVURC:

West Virginia University Research Corporation Office of Technology Transfer

Attn: Director, Office of Technology Transfer Chestnut Ridge Research Building

886 Chestnut Ridge Road, 2nd Floor PO Box 6224

Morgantown, WV 26506-6224

(304) 293-7539 Phone (304) 293-3224 Fax

If to COMPANY:

TuHURA Biopharma, Inc

545 Channelside Drive

A2403

Tampa, FL 33602

2.	DEFINITIONS

2.1 Affiliate. The term “Affiliate(s)” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or is under common control with such entity. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

2.2 Reserved

2.3 Combination Product. The term “Combination Product” shall have the meaning as defined in Section 2.10(vii).

2.4 Confidential Information. The term “Confidential Information” means all non-public, confidential or proprietary information of WVU and WVURC, including unpatented inventions, ideas, methods, processes, algorithms, discoveries, trade secrets, know-how, unpublished patent applications, designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes, and other visual depictions, in whole or in part, of any of the foregoing, as well as any business plan and strategy documents.

2.5 Dispute Notice. The term “Dispute Notice” shall have the meaning as defined in Section 8.3(a) herein.

2.6 Earned Royalties. The term “Earned Royalties’ shall have the meaning as defined in Section 5.2(c) herein.

2.7 Field of Use. The term “Field of Use” shall be diagnostic and treatment of cancer.

2.8 Infringement. The term “Infringement” shall have the meaning as defined in Section 8.6 herein.

2.9 Know How. The term “Know How” shall mean all technical information, processes, formulae, data, inventions, methods, know-how and trade secrets controlled and deemed by WVU to be (a) necessary to validate and commercialize the SUBJECT TECHNOLOGY and LICENSED PRODUCTS, or (b) necessary for the creation of IMPROVEMENTS to the SUBJECT TECHNOLOGY and LICENSED PRODUCTS.

2.10 Net Sales. The term “NET SALES” shall mean the GROSS SALES for SALES of LICENSED PRODUCTS by LICENSEE or its AFFILIATES or SUBLICENSEES to any third party less the following deductions from such GROSS SALES to the extent attributable to such LICENSED PRODUCTS and to the extent actually incurred, allowed, accrued or specifically allocated:

(i) Costs of Goods Sold (COGS), normal and customary trade, cash and quantity discounts actually given, credits, refunds, price adjustments or allowances actually granted customers including damaged LICENSED PRODUCTS, returns or rejections of LICENSED PRODUCTS, provided, however, that deductions taken for bad debt shall not exceed in aggregate [***] percent ([***]%) of GROSS SALES of SUBJECT TECHNOLOGIES AND LICENSED PRODUCTS during the calendar quarter;

(ii) reasonable and customary freight, shipping, and other transportation charges directly related to the Sale of the LICENSED PRODUCTS and separately stated and included on the invoice to the third party; and

(iii) sales, value added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are included in the gross invoice price of the LICENSED PRODUCTS and actually borne by LICENSEE or its AFFILIATES, SUBLICENSEES or distributors without reimbursement from any third party (but not including taxes assessed against the income derived from such sale); all as determined in accordance with U.S. GAAP and on a basis consistent with LICENSEE’s annual audited financial statements.

(iv) Notwithstanding any provision in this Agreement to the contrary, NET SALES shall not include the use of SUBJECT TECHNOLOGY by any AFFILIATE or SUBLICENSEE for non-commercial research purposes.

(v) In the event that LICENSED PRODUCTS are leased or exchanged for consideration other than money, the GROSS SALE price shall be the average GROSS SALE price received from third parties during the same quarter; in the event no data exists for said quarter, then the GROSS SALE price shall be the immediately preceding Sale of a LICENSED PRODUCT within the past six (6) months of said quarter or the fair market value of the LICENSED PRODUCT as mutually agreed between the PARTIES.

(vi) The PARTIES agree that upon obtaining prior written approval of WVURC, such approval which shall not unreasonably be withheld, none of: (x) the free use of LICENSED PRODUCTS in a preclinical or clinical trial, or (y) use of LICENSED PRODUCTS as free marketing samples, or (z) the donation at no-cost of LICENSED PRODUCTS by LICENSEE and/or its AFFILIATES to a non-profit third party charitable organization in connection with donations for charitable, compassionate use or expanded access program purposes will be considered a Sale for purposes of calculating any amounts due to WVURC as NET SALES hereunder, so long as the transfer of said LICENSED PRODUCTS as described in (x), (y), and (z) does not collectively exceed [***]% ([***] Percent) of total units of LICENSED PRODUCTS transferred, sold, or conveyed to a third party during a calendar year (example: if [***] units of LICENSED PRODUCTS are sold during a single calendar year, the collective total of (x), (y), and (z) shall be no more than [***] units), unless as otherwise agreed in writing by authorized representatives of the PARTIES.

(vii) Combination Product Royalty Calculation. In the event any SUBJECT TECHNOLOGY OR LICENSED PRODUCT is sold, leased or rented as a component of a combination of functional elements or processes (a “COMBINATION PRODUCT”), the NET SALES price for purposes of determining royalty payments on such COMBINATION PRODUCT shall be calculated by multiplying the NET SALES price of such combination by the fraction A over A+B, in which “A” is the GROSS SALES, lease or rental price of the SUBJECT TECHNOLOGY OR LICENSED PRODUCT portion of the COMBINATION PRODUCT when sold, leased or rented separately during the calendar quarter in which the sale, lease or rental was made, and “B” is the GROSS SALES, lease or rental price of the non-SUBJECT TECHNOLOGY portion of the COMBINATION PRODUCT sold, leased or rented separately during the calendar quarter in question. If A or B cannot be determined by reference to SALES as described above, then NET SALES for purposes of determining royalty payments will be calculated as above, but the GROSS SALES, lease or rental price in the above equation shall be determined by mutual agreement reached in good faith by the PARTIES prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, the relative fair market value of each component in the COMBINATION PRODUCT. If the PARTIES are unable to reach such an agreement prior to the end of the applicable accounting period, or one hundred eighty (180) days, whichever is earlier, then the PARTIES will refer such matter to a jointly selected third party with expertise in the pricing of such products that is not an employee, consultant, AFFILIATE, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either PARTY for prompt resolution, and the PARTIES hereby agree to be bound by such third party-determined resolution. If said third party expert is deemed necessary, the PARTIES agree to share equally in the cost to obtain the services of the jointly selected third party for the limited purpose of pricing the royalty owed to WVURC for the SUBJECT TECHNOLOGY portion of a COMBINATION PRODUCT.

2.11 Gross Sales. The term “Gross Sales” means all SALES invoiced by COMPANY, or its AFFILIATES from non-Affiliated third parties, or through a SUBLICENSE with a SUBLICENSEE, for the sale, use, offer for sale, import, SUBLICENSE, or lease of SUBJECT TECHNOLOGY or LICENSED PRODUCTS before any reductions or deductions as allowed in Section 2.10, provided that any non-monetary consideration will be assigned a value as provided in Section 2.10(v) herein. No deductions will be allowed for (i) commissions paid to individuals or entities whether they are with independent sales agencies or regularly employed by such seller and on its payroll, (ii) for the cost of collections, (iii) for any costs associated with the manufacture, sale, or delivery of the LICENSED PRODUCTS, or (iv) for any taxes, duties, assessments or other fees or payments related to the manufacture, Sale or delivery of the LICENSED PRODUCTS.

2.12 Improvements. The term “Improvements” means all inventions, discoveries, techniques, systems, methods, processes, improvements, developments, enhancements, updates, derivatives, and modifications (whether or not patentable, commercially useful, or reducible to writing or practice) that are discovered, invented, originated, made, developed, or conceived by or on behalf of the COMPANY, whether solely or with others (including WVU faculty, students and/or other personnel), or that the COMPANY otherwise may have rights to, in whole or in part, including without limitation any such invention, discovery, technique, system, method, process, improvement, development, enhancement, update, derivative, or modification (i) made to the SUBJECT TECHNOLOGY or LICENSED PRODUCTS, and/or (ii) the practice of which would fall within the scope of (A) any patent listed in Schedule A; or (B) the CONFIDENTIAL INFORMATION related to the SUBJECT TECHNOLOGY.

2.13 Licensed Patents. The term “Licensed Patent(s)” shall have the meaning as defined in Section 2.17 herein.

2.14 Licensed Products. The term “Licensed Product(s)” means all products, all services, and all software or other technology that incorporate, use or are created by, are processed by, or made with the use of the SUBJECT TECHNOLOGY.

2.15 Party; Parties. The term “Party” means COMPANY or WVURC, as the case may be, and the term “Parties” means COMPANY and WVURC collectively.

2.16 Sales. The term “Sales” means sale of a LICENSED PRODUCT, rental income, rental agreement program (RAP), service income, convoyed sales (sale of a non- LICENSED PRODUCT by LICENSEE that would not have been sold absent the availability or use of the LICENSED PRODUCT), the use of the SUBJECT TECHNOLOGY in the manufacturing process to sell or rent a LICENSED PRODUCT, the sale of a refurbished LICENSED PRODUCT, the sale of an upgraded or IMPROVEMENT to LICENSED PRODUCT, the sale of a bunded LICENSED PRODUCT, the sale of a COMBINATION PRODUCT, but excluding any use of the LICENSED PRODUCT for limited purposes as provided for in Section 2.10(vi).

2.17. Subject Technology. The term “Subject Technology” means (i) U.S. provisional patent application No. 63/154,928 more fully identified in Schedule A, including any United States patents that issue therefrom or any substitutions for or divisionals, continuations, continuations-in-part, renewals, reissues, reexaminations, extensions and the like thereof, together with any foreign counterparts of any of the foregoing (“Licensed Patents”), and (ii) any and all IMPROVEMENTS.

2.18 Sublicense(s). The term “Sublicense(s)” shall mean any transaction between COMPANY and a non-Affiliate third party under which COMPANY (a) grants, transfers or agrees not to assert any of the rights licensed to COMPANY hereunder, or (b) is under an obligation to grant or transfer such rights or to forebear from granting or transferring such rights, including by means of an option.

2.19 Sublicensee(s). The term “Sublicensee(s)” shall mean any person or entity authorized by COMPANY to exercise any rights with respect to the SUBJECT TECHNOLOGY pursuant to Article 7.

2.20 Term. The “Term” shall have the meaning as defined in Section 9.1 herein.

2.21 WVU Negotiation Period. The term “WVU Negotiation Period” shall have the meaning as defined in Section 15.1 herein.

3. GRANT OF LICENSE

3.1 Grant. WVURC grants to COMPANY, subject to all the terms and conditions of this Agreement, (i) an exclusive, worldwide, royalty-bearing, non- transferrable (except as set forth in Section 10), nonsublicensable (except as set forth in Section 7) license solely within the FIELD OF USE to make, have made, use, offer for sale, sell, import, and supply LICENSED PRODUCTS embodying the SUBJECT TECHNOLOGY; and (ii) a non-exclusive, worldwide, non-transferrable (except as set forth in Section 10), nonsublicensable (except as set forth in Section 7) license to (a) CONFIDENTIAL INFORMATION developed by WVU prior to the Effective Date that is necessary for practicing the inventions covered by the LICENSED PATENTS and (b) the KNOW HOW within the FIELD OF USE to make, have made, use, offer for sale, sell, import, and supply LICENSED PRODUCTS embodying the SUBJECT TECHNOLOGY.

3.2 Retained Rights. The foregoing notwithstanding, the grant in Section 3.1 will be further subject to, restricted by, and non-exclusive with respect to:

3.2.1 the use of the SUBJECT TECHNOLOGY by WVURC and WVU alone or in combination with third parties, for research, teaching and other education or research-related purposes; (as indicated in Section 14, any such use of SUBJECT TECHNOLOGY will be conducted in a manner as to protect the confidentiality or proprietary nature of the same);

3.2.2 the use of the SUBJECT TECHNOLOGY by the inventors thereof for research purposes at academic or research institutions; and

3.2.3 any non-exclusive license of the SUBJECT TECHNOLOGY that WVURC or WVU is required by law or regulation to grant to the United States of America or any state government therein, or to a foreign state under an existing or future treaty with the United States of America.

3.3 Delivery of Subject Technology. Within thirty (30) days of the Effective Date hereof, WVURC will make available to COMPANY all relevant information in its possession at the Effective Date hereof comprising the SUBJECT TECHNOLOGY and CONFIDENTIAL INFORMATION related to the SUBJECT TECHNOLOGY, in such form, electronic or otherwise, as the same is regularly maintained by WVURC and as is reasonably requested by COMPANY. Provided, however, WVURC will be under no obligation to modify, expand, develop or enhance the SUBJECT TECHNOLOGY, or create new material in substance or form, beyond the state of the SUBJECT TECHNOLOGY existing at the Effective Date, absent a further separate written agreement executed by authorized representatives of each PARTY.

3.4 Future Funded Research and Development. To the extent WVURC or WVU, as applicable, is capable of fulfilling future funded research and development of the SUBJECT TECHNOLOGY, COMPANY agrees to offer WVURC the opportunity to continue funded research and development of the SUBJECT TECHNOLOGY. If WVURC or WVU, as applicable, is capable of fulfilling the research requirements under commercially reasonable terms and the final terms and deliverables negotiated in good faith are mutually agreeable to each PARTY, then the PARTIES will enter into a separate written agreement executed by authorized representatives of each PARTY. This Section is not a legally binding obligation to enter into a subsequent research transaction, but a commitment by COMPANY to offer WVURC the opportunity to propose its capabilities to COMPANY for further advancement of the SUBJECT TECHNOLOGY.

3.5 Specific Exclusion. Nothing contained in this Agreement will be construed as conferring by implication, estoppel or otherwise, upon any PARTY licensed hereunder, any license or other right under any patent except the licenses and rights expressly granted hereunder, regardless of whether the patents or other rights are dominant or subordinate to any SUBJECT TECHNOLOGY or required to exploit any SUBJECT TECHNOLOGY.

4. COMMERCIALIZATION

4.1 Commercially Reasonable Efforts. COMPANY will use commercially reasonable efforts in a diligent manner to develop and commercialize the SUBJECT TECHNOLOGY. COMPANY agrees to accomplish the specified milestones according to the schedule as defined in Schedule B.

4.2 Reports. COMPANY shall provide reasonably detailed annual reports to WVURC with supporting documentation on COMPANY’s progress in developing and commercializing the SUBJECT TECHNOLOGY, including details regarding research activities, regulatory activities, commercial activities, activities of and relating to SUBLICENSEES or potential SUBLICENSEES, and activities relating to prosecution of the SUBJECT TECHNOLOGY. Such reports shall also include updates on progress towards the milestones set forth on Schedule B and anticipated dates on when the milestones will be met. All Reports shall be treated as “CONFIDENTIAL INFORMATION” according to the confidentiality provision of this Agreement.

4.3 Marketing Plans. COMPANY will develop and execute marketing, communications, and promotional plans/or policies for the commercialization and sales of the SUBJECT TECHNOLOGY which will be shared with WVURC for its records.

4.4 Material Condition. The terms set forth in this Article Four (4) are material conditions of this Agreement, in absence of which the license conveyed under Section 3.1 of this Agreement would not have been granted. COMPANY’s failure to perform its obligations under Section 4.1 will be considered a material breach of this Agreement and in such event WVURC may terminate this Agreement in accordance with the provisions of Article Nine (9) herein, if COMPANY’s failure to perform is not cured within the prescribed cure period:

(i) If at any time COMPANY abandons or suspends its research, development, or marketing of the SUBJECT TECHNOLOGY, or its intent to research, develop and market SUBJECT TECHNOLOGY or LICENSED PRODUCTS, or otherwise fails to comply with its due diligence obligations under this Article for a period exceeding sixty (60) calendar days, COMPANY shall immediately notify WVURC giving reasons and a statement of its intended actions; if WVURC does not find the intended actions to be sufficient, WVURC reserves the right to initiate termination procedures for a breach of this Agreement pursuant to Article Nine (9) herein.

(ii) LICENSEE agrees that WVURC shall be entitled to terminate this Agreement pursuant to Article Nine (9) upon the occurrence of the failure by COMPANY to meet any of the due diligence milestones defined in SCHEDULE B.

(iii) In the event LICENSEE has failed to achieve any of the due diligence milestone deadlines identified in SCHEDULE B, as the case may be, for up to [***] periods by paying extension fees of (i) [***] dollars ($[***]) for the first extension period, (ii) [***] dollars ($[***]) for the second extension period, (iii) [***] dollars ($[***]) for the third extension period, (iv) [***] dollars ($[***]) for the fourth extension period, (v) [***] dollars ($[***]) for the fifth extension period, and (vi) [***] dollars ($[***]) for the sixth extension period.

(iv) Such payment applicable to an extension period shall be made to WVURC no later than thirty (30) days prior to the applicable deadline or current extension period expiration. For avoidance of doubt, an extension applied to the PHASE I CLINICAL TRIAL deadline (Milestone One) will also extend the PHASE II CLINICAL TRIAL (Milestone Two), PHASE III CLINICAL TRIAL (Milestone Three) and FDA acceptance to file (Milestone Four) deadlines by the same amount of time, and an extension applied to the PHASE II CLINICAL TRIAL deadline will also extend the PHASE III CLINICAL TRIAL and FDA acceptance to file deadlines by the same amount of time, and an extension applied to the PHASE III CLINICAL TRIAL deadline will also extend the FDA acceptance to file deadline by the same amount of time. Failure to make a payment for an extension period shall be a breach of this Agreement under Section 9.2(i) herein.

(v) Time delay not counted toward the due diligence milestone deadlines would only be from the following events which must be demonstrated in the form of written justification (for example, correspondence from a regulatory authority) provided by COMPANY to WVURC: any regulatory hold, constraint or restriction imposed or raised by a regulatory authority that is not predicated on regulatory filing deficiencies of COMPANY; FDA refusal to file; FDA review matter; delays caused by other government agencies at no fault of COMPANY; and formal third party legal actions filed before a regulatory body or entity with jurisdiction challenging ability to file a New Drug Application (NDA).

5 PAYMENTS AND REPORTS

5.1 License Issue Fee. COMPANY shall pay to WVURC a non-creditable, non-refundable license issue fee of [***] Dollars ($[***]) due no later than February 28, 2023. This fee is non-refundable and not an advance against royalties or other payments due under this Agreement.

5.2 Royalty. As consideration for the rights conveyed by WVURC under this Agreement, COMPANY shall pay WVURC a running royalty according to the following schedule:

(a)	[***] percent ([***]%) for the first [***] Dollars ($[***]) in NET SALES;
(b)	[***] percent ([***]%) for NET SALES totaling [***] ($[***]) to [***] Dollars ($[***]); and
(c)	[***] percent ([***]%) for NET SALES totaling over [***] Dollars ($[***]) ((a) through (c) collectively the “EARNED ROYALTIES”), payable as provided in Section 5.4.

5.3 Annual License Maintenance Fee. COMPANY will pay to WVURC an annual license maintenance fee as follows:

A.	[***] Dollars ($[***]) payable one year after the Effective Date;
B.	[***] Dollars ($[***]) payable [***] years after the Effective Date;
C.	[***] Dollars ($[***]) payable [***] years after the Effective Date;
D.	[***] Dollars ($[***]) payable by [***] years after the Effective Date; and
E.	[***] Dollars ($[***]) payable by June 30 of each year for the duration of the TERM of this Agreement.

The annual license maintenance fee payments are nonrefundable and paid in addition to, not credited against, any earned royalty owed to WVURC.

5.4 LICENSEE shall pay all EARNED ROYALTIES accruing to WVURC within thirty (30) days from the end of each calendar quarter (March 31, June 30, September 30 and December 31), beginning in the first calendar quarter in which NET SALES occur; provided, however, that in calculating such royalties, LICENSEE shall be permitted to calculate NET SALES in accordance with GAAP.

All EARNED ROYALTIES and other payments due under this Agreement shall be paid to WVURC in United States Dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by Citibank (or successor) at the end of the last business day of the quarter in which the royalty was earned. If overdue, the royalties and any other payments due under this Agreement shall bear interest until payment at a per annum rate [***] percent ([***]%) above the prime rate in effect at Citibank (or successor) as of the payment due date. WVURC shall be entitled to recover reasonable attorneys’ fees and costs incurred in the collection of royalties or other payments, following such failure to pay. LICENSEE’s payment of interest pursuant to this paragraph shall not foreclose WVURC from exercising any other right it may have as a consequence of the failure of LICENSEE to make any payment when due.

In the event that a patent included within SUBJECT TECHNOLOGIES does not issue within twelve (12) years of the Effective Date, expires or lapses, at no fault of WVURC or due to failure of COMPANY to pay a maintenance fee, or if all of its claims are declared invalid by a decision of a court of competent jurisdiction which is not appealed or is not appealable, the obligation to pay EARNED ROYALTIES for SUBJECT TECHNOLOGY covered by the invalidated patent claim(s) shall be reduced by [***] percent ([***]%) if the SUBJECT TECHNOLOGY is not covered by any remaining patents or patent applications claiming the SUBJECT TECHNOLOGIES and the SUBJECT TECHNOLOGY incorporates LICENSED PRODUCTS. This Agreement shall remain in effect as to any other SUBJECT TECHNOLOGY covered by any remaining LICENSED PATENT or remaining claims under the SUBJECT TECHNOLOGIES.

5.5 Material Condition; Breach for Nonpayment. This Section 5 is a material condition of this Agreement, in its absence the license conveyed under Section 3.1 of this Agreement would not have been granted. Should COMPANY fail to make any payment or produce any report when due and payable to WVURC hereunder, WVURC may, at its sole option, upon forty five (45) calendar days written notice to COMPANY of COMPANY’s right to cure, terminate this Agreement as provided in Section 9 below.

5.6 Interest for Late Payment. If any payment due hereunder is not made when due, the payment will bear interest, calculated from the date such payment was due, at the annual rate of [***] percent ([***]%) over the prime rate of interest as published in the United States Federal Reserve Bulletin H.15 or any successor bulletin on or immediately prior to the day the payment was due, subject to and as allowed by applicable laws. Each such payment when made will be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof will not negate or waive the right of WVURC to seek any other remedy, legal or equitable, to which it may be entitled.

6. RECORDS RETENTION and INSPECTION

6.1 COMPANY will maintain or cause to be maintained a set of records sufficient to permit the determination, in a manner consistent with General Acceptable Accounting Principles (GAAP), the GROSS SALES under this Agreement as well as the deductions provided for in sub-sections 2.10 herein. During the TERM of this Agreement and for a period of three (3) years thereafter, COMPANY agrees to permit an accountant or agent selected and paid by WVURC to have access during ordinary business hours to such records and business operations as are maintained by COMPANY as may be necessary, in the opinion of such accountant or agent, to determine the correctness of any report or payment made under this Agreement. If the audit reveals an underpayment of royalty by [***] percent ([***]%) or more, all costs and fees associated with such audit will be paid by COMPANY to WVURC. If the underpayment is less than [***] percent ([***]%), WVURC will pay all costs and fees associated with such audit. WVURC, and its accountant or agent will maintain in confidence any information concerning COMPANY, its operations, or its properties.

7. SUBLICENSES

7.1 Sublicense Requirements. LICENSEE shall have the right to grant SUBLICENSES to SUBLICENSEES under this Agreement only with WVURC prior written consent, which shall not be unreasonably withheld. LICENSEE shall provide WVURC with a near final, un-redacted (if possible) copy of such SUBLICENSE agreement fifteen (15) calendar days prior to the estimated closing of the SUBLICENSE agreement between LICENSEE and SUBLICENSEE, and a copy of each fully executed SUBLICENSE agreement within thirty (30) calendar days of the final execution of such SUBLICENSE agreement. In the event a potential sublicensee requires redaction of the proposed SUBLICENSE, LICENSEE shall provide the least redacted version allowable that includes all material terms to the SUBLICENSE. Each agreement between LICENSEE and a SUBLICENSEE (a) shall be in writing and subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (b) shall not diminish, reduce or eliminate any of LICENSEE’s obligations under this Agreement; (c) shall require the SUBLICENSEE(s) to comply with all applicable terms of this Agreement (except for payment obligations, for which LICENSEE shall remain financially responsible); and (d) shall prohibit further sublicensing except on terms consistent with this Article. For the avoidance of doubt, LICENSEE shall also include provisions in all SUBLICENSES to provide that, in the event that SUBLICENSEE challenges, directly or indirectly urging of a third party on behalf of the SUBLICENSEE, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any of the SUBJECT TECHNOLOGIES before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction, then the SUBLICENSE shall automatically terminate within thirty (30) days. LICENSEE shall remain responsible for its obligations hereunder and for the performance of its SUBLICENSEE (including without limitation, making all payments due to WVURC by reason of any NET SALES of SUBJECT TECHNOLOGIES), and LICENSEE shall ensure its SUBLICENSEE complies with all relevant provisions of this Agreement. LICENSEE shall not bundle SUBJECT TECHNOLOGIES with any of its other assets in any agreement without WVURC prior written permission.

7.2 Sublicense Royalties. LICENSEE shall pay royalties to WVURC on NET SALES of SUBJECT TECHNOLOGIES by its SUBLICENSEES based on the same royalty rate as apply to NET SALES by LICENSEE and its AFFILIATES.

7.3 Sublicense Fee. For each SUBLICENSE granted by COMPANY to SUBLICENSEES, in addition to the royalty earned for SUBLICENSEE NET SALES under Section 7.2 herein, COMPANY further agrees to pay WVURC a one-time SUBLICENSE fee equal to [***] percent ([***]%) of any cash consideration, and other payments or fees, including the cash equivalent of all other consideration received from the SUBLICENSEE for the grant of rights under each SUBLICENSE, but excluding equity investment in the LICENSEE by a SUBLICENSEE and excluding any Research and Development Reimbursements received from the SUBLICENSEE. The SUBLICENSE fee owed to WVURC shall be due and payable to WVURC within thirty (30) days of COMPANY’s receipt of payment from the SUBLICENSEE.

8. INTELLECTUAL PROPERTY AND INFRINGEMENT

8.1 WVURC Retained Rights. WVURC will have the right, but not the obligation, to prosecute and maintain all intellectual property protection including patents, copyrights, and trademarks anywhere in the world, embodying or related to the SUBJECT TECHNOLOGY, listing WVU as assignee to the SUBJECT TECHNOLOGY.

8.2 Responsibility for Patent Prosecution. COMPANY and WVURC agree to seek joint representation for the prosecution and maintenance of all existing patents or applications relating to SUBJECT TECHNOLOGY, including United States and foreign intellectual property patent, copyright, trademark or like protection, as well as any continuations, continuations-in-part, divisionals, or related applications and any re- examination, reissue or other proceedings related thereto on intellectual property of SUBJECT TECHNOLOGY. The PARTIES agree to prosecute and maintain all SUBJECT TECHNOLOGY in the name of and with a recorded assignment to the “West Virginia University Board of Governors on behalf of West Virginia University” and will provide WVURC with electronic copies of any documents sent to or received from the respective patent offices. In the event COMPANY elects to abandon any patents or applications or determines not to prepare or file any patent or application, COMPANY will offer WVURC, with sufficient notice, the right to prepare, file, maintain or prosecute any patent or application COMPANY elects not to prepare, file, maintain or prosecute. WVURC will maintain ownership of all intellectual property interests granted including, but not limited to, any patents issued relating to SUBJECT TECHNOLOGY.

8.3 WVURC’s Right to Resume Prosecution.

(a) Except to the extent related to an opportunity to file, maintain or continue prosecution of any patent or patent application that WVURC has or could have undertaken pursuant to Section 8.2, if in the reasonable, good faith opinion of WVURC’s patent counsel COMPANY is endangering WVURC’s interest in obtaining valid patent claims of appropriate scope relating to the SUBJECT TECHNOLOGY, WVURC may provide COMPANY with written notice that WVURC wishes to resume control of the preparation, filing, prosecution, and maintenance of any patent applications or patents included in the SUBJECT TECHNOLOGY. Any such written notice shall contain a written statement outlining WVURC’s reasons for the determination. COMPANY has a period of thirty (30) calendar days from receipt of WVURC’s statement in which to reasonably cure such endangerment or to contest, by written notice to WVURC, the opinion of WVURC’s patent counsel. If after the termination of the cure period COMPANY has not remedied or contested WVURC’s determination, then WVURC may resume control of the preparation, filing, prosecution, and maintenance of any patent applications or patents included in the SUBJECT TECHNOLOGY. If COMPANY disputes WVURC’s opinion by written notice to WVURC (“Dispute Notice”), then the PARTIES will submit the matter for a determination by independent patent counsel with no current or past affiliation with either PARTY and who is acceptable to both PARTIES, which PARTIES’ consent may not be unreasonably withheld or delayed, at COMPANY’s sole expense. The PARTIES will use best efforts to identify, agree upon and engage the independent patent attorney within thirty (30) days of the date of the DISPUTE NOTICE. Each PARTY shall prepare a written report setting forth its position with respect to the substance of the dispute, and the independent patent attorney will only have the authority to: (i) determine whether COMPANY is endangering WVURC’s interest in the SUBJECT TECHNOLOGY, and (ii) to award control of the preparation, filing, prosecution, and maintenance of the applications or patents included in the SUBJECT TECHNOLOGY to the WVURC (if, and only if, such endangerment is found) and to award such control to COMPANY (if, any only if, such endangerment is not found). If such independent patent counsel determines that WVURC has the right to resume control of the preparation, filing, prosecution, and maintenance of the applications or patents included in the SUBJECT TECHNOLOGY, COMPANY shall reasonably cooperate with WVURC, its attorneys, and agents in the preparation, filing, prosecution, and maintenance of these patent applications or patents in the relevant countries. Subject to Section 8.2 above, with respect to reasonable patent prosecution expenses incurred by WVURC after WVURC has resumed prosecution, COMPANY shall reimburse WVURC within 30 days of receiving an invoice from the WVURC. In the event the independent patent counsel determines that WVURC is not entitled to control of the preparation, filing, prosecution, and maintenance of the applications or patents included in the SUBJECT TECHNOLOGY, then (A) WVURC is solely responsible for the fees and costs of the independent patent attorney and any costs incurred by the WVURC for the preparation, filing, prosecution and maintenance of the SUBJECT TECHNOLOGY under this Section 8.3, and (B) to the extent COMPANY has paid any of the fees or costs for which the WVURC is responsible pursuant to this Section 8.3(a)(A), then such fees and costs shall be creditable against any payments due to WVURC or if no payments are due, then WVURC shall reimburse such fees and costs to COMPANY within ninety (90) days of an invoice submitted by COMPANY.

(b) Notwithstanding the requirements under Section 8.3(a), if WVURC determines, reasonably and in good faith, that immediate action is required with respect to the filing, prosecution or maintenance of any patent application or patent within the SUBJECT TECHNOLOGY, and the dispute resolution provisions of Section 8.3(a) cannot be completed in time to protect WVURC’s interests in the relevant SUBJECT TECHNOLOGY (i.e., WVURC must take action to meet a filing or other deadline), WVURC may take such action as necessary to protect its interests in the relevant SUBJECT TECHNOLOGY, provided that both WVURC and COMPANY shall use reasonable efforts to resolve any disputes under Section 8.3(a), including without limitation by agreeing to expedited proceedings and/or shorten timelines, to avoid unilateral action by WVURC pursuant to this sentence. Thereafter, if WVURC wishes to resume the prosecution or maintenance of the relevant SUBJECT TECHNOLOGY, it may seek to do so pursuant to Section 8.3(a) above. If the independent patent counsel issues a determination under Section 8.3(a) that COMPANY was endangering WVURC’s interest in obtaining valid patent claims of appropriate scope for the SUBJECT TECHNOLOGY requiring WVURC to take immediate action under this Section 8.3(b), COMPANY shall reimburse WVURC within thirty (30) days of receiving an invoice from WVURC for all fees, expenses and other costs related to WVURC’s actions under this Section 8.3(b) related to the subject matter of the dispute under Section 8.3(a). Otherwise, all fees, expenses and other costs related to WVURC’s actions under this Section 8.3(b) are the sole responsibility of WVURC.

8.4 Cooperation. The PARTIES agree to cooperate with each other to whatever extent is reasonably necessary to procure patent and all other types of intellectual property protection of the SUBJECT TECHNOLOGY.

8.5 Patent Prosecution and Maintenance Costs. COMPANY agrees to pay all intellectual property costs, due or otherwise accruing, relating to the SUBJECT TECHNOLOGY, including United States and foreign intellectual property patent, copyright, trademark or like protection, including all costs incurred for filing, prosecution, issuance, and maintenance fees, as well as, any costs incurred in filing continuations, continuations-in-part, divisionals, or related applications and any re-examination, reissue or other proceedings related thereto on intellectual property of SUBJECT TECHNOLOGY. The Parties agree that COMPANY shall begin delivery of said payment obligation to WVURC following the closing of a financing providing to the Company net proceeds of at least $[***] or [***] from the Effective Date, whichever occurs earlier.

8.6 Notice of Suspected Infringement. Each PARTY will promptly inform the other of any suspected infringement of any claims in the SUBJECT TECHNOLOGY, or any misuse, misappropriation, theft or breach of confidence of other proprietary rights in the SUBJECT TECHNOLOGY by a third party (“Infringement”), and with respect to such activities as are suspected, WVURC will have the right, but not the obligation, to institute an action for INFRINGEMENT against such third party. If WVURC fails to notify COMPANY in writing that WVURC intends to bring such an action or proceeding within a period of six (6) months after receiving notice or otherwise having knowledge of INFRINGEMENT, then COMPANY will have the right, but not the obligation, to prosecute at its own expense any action or proceeding for INFRINGEMENT directly relating to the FIELD OF USE. Should either WVURC or COMPANY commence suit under this Section 8.6 and thereafter elect to abandon the same, it will give timely notice to the other PARTY who may, if it so desires, continue prosecution of such action or proceeding at its own expense. Any damages recovered from such action or proceeding for INFRINGEMENT directly relating to the FIELD OF USE shall be divided between the PARTIES as follows: (i) if WVURC prosecutes the action or proceeding, then any damages recovered shall be used to equally reimburse both PARTIES’ costs of prosecuting such action or proceeding, and WVURC shall retain any damages recovered in excess of such costs; (ii) if COMPANY prosecutes the action or proceeding, then any damages recovered shall be used to equally reimburse both PARTIES’ costs of prosecuting such action or proceeding, and COMPANY shall retain any damages recovered in excess of such costs, provided that such excess shall be treated as Gross Revenue. WVURC shall have exclusive rights to any damages recovered from any action or proceeding for INFRINGEMENT unrelated or indirectly related to the FIELD OF USE.

8.7 Consent Required for Settlement. COMPANY shall not settle any action covered by Section 8.6 without first obtaining the written consent of the WVURC, which consent will not be unreasonably withheld.

8.8 WVURC will not be liable for any costs, fees, damages or losses of any sort incurred as the result of an action for INFRINGEMENT brought against COMPANY as the result of COMPANY’s exercise of any right granted under this Agreement. The decision to defend or not defend any such action will be in COMPANY’s sole discretion.

9. TERM AND TERMINATION

9.1 Term. This Agreement shall automatically expire without further action of either PARTY at the latter of (i) the last to expire LICENSED PATENT on Exhibit A, or (ii) twenty (20) years from the first commercial SALE of a LICENSED PRODUCT by COMPANY (the “Term”).

9.2 WVURC Ability to Terminate for Default. WVURC shall have the right, at its option, upon written notice to LICENSEE to (a) to terminate this Agreement or (b) to convert all exclusive licenses granted herein to nonexclusive licenses, in either case in the event COMPANY:

(i) fails to make any payment due and payable pursuant to this Agreement unless COMPANY shall make all such payments (and all interest due on such payments under Article 5.6) within the thirty (30) day period after receipt of written notice from WVURC; or

(ii) commits a material breach of any other provision of this Agreement which is not cured (if capable of being cured) within the ninety (90) day period after receipt of written notice thereof from WVURC, or upon receipt of such notice if such breach is not capable of being cured;

(iii) challenges, directly or indirectly, including at the urging of a third party on behalf of the COMPANY, whether as a claim, a cross-claim, counterclaim, or defense, the validity or enforceability of any of the SUBJECT TECHNOLOGIES before any court, arbitrator, or other tribunal or administrative agency in any jurisdiction.

9.3 WVURC’s Automatic Termination Conditions. Notwithstanding any provision herein to the contrary, this Agreement shall terminate automatically without any notice to LICENSEE in the event (i) LICENSEE shall cease to carry on its business; or (ii) LICENSEE is or becomes insolvent (as defined in Section 101 of the U.S. Bankruptcy Code (U.S. Code Title 11)); or (iii) a petition in bankruptcy is filed against LICENSEE and is consented to, acquiesced in or remains undismissed for sixty (60) days; or (iv) LICENSEE makes a general assignment for the benefit of creditors, or a receiver is appointed for LICENSEE.

9.4 LICENSEE Ability to Terminate. LICENSEE shall have the right to terminate this Agreement upon written notice to WVURC:

(i) at any time on six (6) months’ notice to WVURC upon payment of all amounts due to WVURC throughout the effective date of termination; or

(ii) in the event WVURC commits a material breach of any of the provisions of this Agreement and such breach is not cured (if capable of being cured) within the sixty (60) day period after receipt of written notice thereof from LICENSEE, or upon receipt of such notice if such breach is not capable of being cured.

9.5 Responsibilities Upon Termination. Upon termination of this Agreement, for any reason, all rights and licenses granted to LICENSEE under the terms of this Agreement are terminated and WVURC has the option, in its discretion, to assume the role of LICENSEE in any SUBLICENSE granted by LICENSEE, otherwise said SUBLICENSE with each SUBLICENSEE will immediately and automatically terminate and COMPANY will, and will ensure all SUBLICENSEES, immediately cease making, having made, using, importing, selling, leasing, and offering for sale any of the SUBJECT TECHNOLOGY and return all documents and records, including electronic records, related to the SUBJECT TECHNOLOGY and all CONFIDENTIAL INFORMATION to WVURC. Upon such termination, LICENSEE shall cease to manufacture or sell SUBJECT TECHNOLOGY and LICENSED PRODUCTS and cease to use all CONFIDENTIAL INFORMATION associated with THE SUBJECT TECHNOLOGY. Within sixty (60) days of the effective date of termination LICENSEE shall comply with the requirements of Section 9.9 herein and return to WVURC:

(i) All materials relating to or containing the SUBJECT TECHNOLOGIES, LICENSED PRODUCTS, and all CONFIDENTIAL INFORMATION disclosed by WVURC;

(ii) the last report required under Article four (4) or as otherwise specified herein; and

(iii) all payments incurred up to the effective date of termination.

9.6. Termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such termination and specifically LICENSEE’s obligation to pay all royalties and other payments specified by Articles 4 and 5. The following provisions shall survive any termination: Article 7 (Sublicenses), this Article 9 (Term and Termination), Article 12 (Governing Law and Jurisdiction), Article 14 (Confidentiality), Article 15 (Improvements; Recognition of Ownership), Article 16 (Claim; Lawsuit Notification; Indemnity), Article 31 (Export Control), and Article 33 (Patent Validity Challenges).

9.7. The rights provided in this Article 9 shall be in addition and without prejudice to any other rights and remedies under the law which the PARTIES may have with respect to any breach of the provisions of this Agreement.

9.8. Waiver by either PARTY of one or more defaults or breaches shall not deprive such PARTY of the right to terminate because of any subsequent default or breach.

9.9. Upon termination of this Agreement for any reason other than breach by the WVURC, LICENSEE shall negotiate in good faith a license to WVURC and their future licensees to utilize, reference and otherwise have the benefit of all regulatory approvals of, or clinical trials or other studies conducted on, and all filings made with regulatory agencies with respect to, the SUBJECT TECHNOLOGY and LICENSED PRODUCTS upon reasonable commercial terms. Following execution of such an agreement, at the request of WVURC, LICENSEE shall provide WVURC with all materials, clinical trial results, IND(s), NDA(s) and any other regulatory submissions, registrations and other related filings for the SUBJECT TECHNOLOGY and LICENSED PRODUCTS and all the data used to support the same to WVURC or to their assignee. In addition, at WVURC’s request, LICENSEE shall within sixty (60) days deliver to WVURC all records required by regulatory authorities to be maintained with respect to the sale, storage, handling, shipping and use of the SUBJECT TECHNOLOGY and LICENSED PRODUCTS, all reimbursement approval files, all documents, data and information related to clinical trials and other studies of SUBJECT TECHNOLOGY and LICENSED PRODUCTS, any other data, techniques, know-how and other information developed or generated that relate to the SUBJECT TECHNOLOGY and LICENSED PRODUCTS, and all copies and facsimiles of such materials, documents, information and files.

If in WVURC’s reasonable judgment based on advice of expert counsel, the LICENSE provided under this Agreement would pose a material risk of violating any legal or ethical requirement applicable to WVURC, jeopardizing WVURC’s tax exempt status, or jeopardizing the tax exempt status of WVURC bonds, WVURC shall notify LICENSEE of such situation and WVURC and LICENSEE shall use best efforts on a good faith basis to correct the situation creating such material risk of violating any legal or ethical requirement; if such efforts do not correct such situation, WVURC shall provide written notice to LICENSEE and this Agreement shall terminate thirty (30) days after receipt of such notice by LICENSEE.

10. ASSIGNABILITY

10.1 COMPANY shall not assign this Agreement, by operation of law or otherwise, without the prior written consent of WVURC, which consent may be withheld at WVURC’s discretion if consent is being withheld under commercially reasonable terms; provided, however, so long as (i) Buyer assumes all obligations of COMPANY hereunder first arising from and after the Morphogenesis Closing Date; (ii) Buyer provides written notice to WVURC that the Morphogenesis Closing Date has occurred, provides a written copy of the executed Assignment and Assumption Agreement among the COMPANY, WVURC, and Buyer; and (iii) COMPANY meets the contingencies required in Section 10.2 herein, then WVURC consents to the assignment of this Agreement by COMPANY to Buyer pursuant to the Asset Transaction. Any attempted assignment by COMPANY without such consent will be void and will automatically terminate all rights of COMPANY under this Agreement. WVURC may assign this Agreement, with advance written notice to LICENSEE, to any AFFILIATE or successor not-for-profit academic, research, patient care, or economic development entity now existing or created during the TERM, at WVURC’s sole discretion. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of WVURC and its assigns and successors in interest, and will be binding upon and will inure to the benefit of COMPANY and the successor to all or substantially all of its assets or business to which this Agreement relates. COMPANY must provide advance written notice of a proposed assignment to WVURC at least sixty (60) days prior to the proposed assignment.

10.2 Assignment Contingency Related to Morphogenesis Closing Date. COMPANY shall not have the right or the ability to transfer or assign this Agreement, by operation of law or otherwise, until (i) the payment obligation of Section 5.1 herein related to the license issue fee, and (ii) the previously accrued and due payment obligation of Section 8.5 herein related to patent prosecution expenses incurred by WVURC on the Morphogenesis Closing Date totaling $[***] is fully paid to WVURC.

11. GOVERNMENTAL COMPLIANCE

COMPANY will at all times during the TERM of this Agreement, and for so long as it will sell, license, or lease LICENSED PRODUCTS or SUBJECT TECHNOLOGY, comply with all laws, rules and regulations that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of SUBJECT TECHNOLOGY or any other activity undertaken under this Agreement.

12. GOVERNING LAW AND JURISDICTION

This Agreement will be deemed to be subject to, and have been made under, and will be construed and interpreted in accordance with the laws of the State of West Virginia and the United States of America. Furthermore, COMPANY consents to personal jurisdiction within the State of West Virginia for any legal action necessary to enforce any provision of this Agreement. Any legal actions between the PARTIES that arise under this Agreement shall be instituted only in the state or federal courts located in the State of West Virginia.

13. MARKETING, ADVERTISING, PUBLICATIONS and INTELLECTUAL PROPERTY MARKINGS

13.1 Ownership; Use of Marks. COMPANY will identify and acknowledge WVU as the owner of the SUBJECT TECHNOLOGY and any patent(s) and copyrights applications, registrations, or intellectual property issued on SUBJECT TECHNOLOGY. However, COMPANY agrees that it may not use in any way the name of WVU or any logotypes, trademarks, or symbols associated with WVU or WVURC. Further, COMPANY agrees that it may not use in any way the name or the names of any of the scientists or other researchers at WVU or WVURC, without prior written consent of WVU or WVURC. Furthermore, COMPANY will not, by advertising or otherwise, indicate or imply the existence of any relationship between COMPANY and WVU or WVURC other than that of licensee- licensor. WVURC may authorize COMPANY to use the names, logotypes, trademarks or symbols of WVU or WVURC, subject to prior review and written approval by WVURC for each specific use. Trademark licensing requests are to be sent to trademarklicensing@mail.wvu.edu. WVURC reserves the right to request copies of, inspect, comment on, and request or require changes to any COMPANY uses of the names, logotypes, trademarks, symbols of WVU or WVURC.

13.2 Patent/Patent Pending. COMPANY will mark all LICENSED PRODUCTS sold by it under the license granted with the words “Patent Pending,” “Patent” or “Patents” and the number or numbers of the LICENSED PATENT or LICENSED PATENTS applicable thereto. COMPANY also will include in its packaging and products appropriate intellectual property markings and notices for any applicable trademark or copyright protection applicable to SUBJECT TECHNOLOGY under the license granted.

13.3. Publications. WVURC, WVU, and COMPANY will have the right to publish papers and other scholarly materials with respect to the SUBJECT TECHNOLOGY in appropriate literature. Such publication will in no event disclose proprietary or CONFIDENTIAL INFORMATION of the other PARTY. Provided, however, WVURC and COMPANY will have the right to review the other PARTY’S materials related to the SUBJECT TECHNOLOGY and CONFIDENTIAL INFORMATION prior to the submission for public disclosure including publications, posters, lectures, and seminars thereof and require changes or delay submission for up to ten (10) days from receipt thereof for purposes of protecting such information and protecting WVURC’s right to obtain patent protection on any inventions or IMPROVEMENTS disclosed thereby. In the event either PARTY has not responded to the other PARTY with written comments or changes within such ten (10) day period, then the submitting PARTY will be authorized to proceed with its disclosure of the materials submitted for review.

14. CONFIDENTIALITY

All information included in the SUBJECT TECHNOLOGY (other than the LICENSED PATENTS) will be treated as CONFIDENTIAL INFORMATION of WVURC. COMPANY and WVURC agree to maintain the SUBJECT TECHNOLOGY and all associated proprietary, CONFIDENTIAL INFORMATION, and Intellectual Property, exchanged under this Agreement, in confidence, and to use the same only in accordance with this Agreement. Such obligation of confidentiality will not apply to information which either PARTY can demonstrate: (i) was at the time of disclosure in the public domain; (ii) has come into the public domain after disclosure through no fault of either PARTY; (iii) was lawfully disclosed to either PARTY by a third party which was not under an obligation of confidence to either PARTY with respect thereto; (iv) which either PARTY can reasonably demonstrate was independently developed by COMPANY without use of the SUBJECT TECHNOLOGY or CONFIDENTIAL INFORMATION; (v) which COMPANY will be compelled to disclose by law or legal process; or (vi) is required to be disclosed by WVU or WVURC under applicable law (such as any applicable laws relating to public records). The foregoing obligation of confidentiality will survive termination of this Agreement. Within ten (10) calendar days of termination or expiration of this Agreement for any reason, COMPANY will return to WVURC all copies, whether in written, electronic or other form or media, of the CONFIDENTIAL INFORMATION received or (at WVURC’s sole option) destroy all such copies and certify in writing to WVURC that all such CONFIDENTIAL INFORMATION has been returned or destroyed.

15. IMPROVEMENTS; RECOGNITION OF OWNERSHIP

15.1 Improvements. The IMPROVEMENTS to SUBJECT TECHNOLOGY invented jointly by WVURC and COMPANY shall be owned jointly by WVURC and COMPANY. The IMPROVEMENTS to SUBJECT TECHNOLOGY invented solely by WVURC shall be solely owned by WVURC. The IMPROVEMENTS to SUBJECT TECHNOLOGY invented solely by COMPANY shall be owned jointly by WVURC and COMPANY. Each PARTY shall disclose to the other PARTY its IMPROVEMENTS to SUBJECT TECHNOLOGY as CONFIDENTIAL INFORMATION under this Agreement, said disclosure to occur within ninety (90) days after receipt of an invention disclosure form by the inventing PARTY from its personnel.

For jointly owned IMPROVEMENTS, WVURC hereby grants COMPANY the first option to enter into an exclusive or non-exclusive royalty bearing license, with the right to sub-license, for WVU’s rights in each jointly owned IMPROVEMENT in order for COMPANY to practice and commercialize said jointly owned IMPROVEMENT. Any rights granted to a jointly owned IMPROVEMENT will be royalty bearing, of a limited-term, for COMPANY to make, have made, use, sell, offer to sell, and import any service, product or method covered by WVURC’s rights in the applicable IMPROVEMENT. This option must be exercised by Company within sixty (60) calendar days after COMPANY’S receipt of the disclosure of the applicable IMPROVEMENT. Upon exercise of the option by COMPANY, COMPANY shall have one hundred and twenty (120) calendar days to negotiate and execute a license to the IMPROVEMENT (the “WVU Negotiation Period”). During the WVU NEGOTIATION PERIOD, the PARTIES shall agree on the scope of IMPROVEMENTS to be licensed, where patent protection will be sought for each IMPROVEMENT, and which PARTY will serve as the lead for all matters and cost related to the preparation, filing, defense, and maintenance of the IMPROVEMENT. In the event the PARTIES fail to reach a mutually acceptable license agreement within the WVU NEGOTIATION PERIOD, COMPANY’S rights under this first option shall expire with respect to the IMPROVEMENT(S) at issue. The WVU NEGOTIATION PERIOD may be extended in good faith upon written mutual agreement of both WVURC and COMPANY.

15.2 Recognition of Ownership. COMPANY recognizes WVU’s title to the SUBJECT TECHNOLOGY and will not at any time do or suffer to be done any act, omission, or thing which will in any way impair the rights of WVURC in and to the SUBJECT TECHNOLOGY. It is understood and agreed that COMPANY or any AFFILIATE thereof, will not acquire and will not claim any title to the SUBJECT TECHNOLOGY by virtue of the license granted to COMPANY, or through COMPANY’s use of the SUBJECT TECHNOLOGY, it being the intention of the PARTIES that all use of the SUBJECT TECHNOLOGY by COMPANY will at all times inure to the benefit of WVU.

16. CLAIM/LAWSUIT NOTIFICATION/ INDEMNITY

COMPANY shall defend, indemnify and hold harmless WVURC and its AFFILIATES, and both of their trustees, directors, officers, employees, and agents and their respective successors, heirs and assigns against any and all liabilities, claims, demands, damages, judgments, losses and expenses of any nature, including without limitation legal expenses and attorneys’ fees (a “CLAIM”), arising out of any theory of liability (including without limitation tort, warranty, or strict liability) or the death, personal injury, or illness of any person or out of damage to any property related in any way to the rights granted under this Agreement; or resulting from the production, manufacture, sale, use, lease, or other disposition or consumption or advertisement of the SUBJECT TECHNOLOGY and LICENSED PRODUCTS by COMPANY, its AFFILIATES, SUBLICENSEES or any other transferees; or in connection with any statement, representation or warranty of COMPANY, its AFFILIATES, SUBLICENSEES or any other transferees with respect to the SUBJECT TECHNOLOGY and LICENSED PRODUCTS or arising from this Agreement or from the relationship of the PARTIES; provided, however, that the COMPANY shall not be responsible to indemnify WVURC pursuant to this Article 16 to the extent any CLAIM arises out of WVURC’s gross negligence or willful misconduct. COMPANY warrants that COMPANY will oversee and accept responsibility for the actions of its AFFILIATES and SUBLICENSEES.

17. INSURANCE

17.1 Product Liability. Before and so long as COMPANY manufactures and sells or has manufactured on their behalf and sells, or uses, distributes, or markets any Licensed Product(s), COMPANY agrees to obtain and maintain at its own expense, and will require any SUBLICENSEE to obtain and maintain, standard product liability insurance in amounts not less than [***] dollars ($[***]) per occurrence with an annual aggregate of [***] dollars ($[***]) against any and all claims arising out of any use of and/or alleged defects in the LICENSED PRODUCTS, caused by any negligent act or omission of COMPANY.

17.2 General Liability. Upon execution of this Agreement, COMPANY will have and maintain in full force and effect general liability insurance (with broad form general liability endorsement) with limits of not less than [***] dollars ($[***]) per occurrence.

17.3 Proof of Coverage; Additional Insureds. Upon execution of the Agreement, COMPANY will furnish to WVURC documentation from COMPANY’s insurance carrier evidencing the amount of general liability insurance coverage in effect, COMPANY will also furnish to WVURC documentation from COMPANY’s insurance carrier evidencing the amount of products liability insurance coverage in effect as required hereunder. Such coverage will be purchased from a reputable carrier reasonably deemed acceptable to WVURC and will name WVURC, WVU and their employees, and Board of Directors as additional insureds under such policy of insurance. Such policies will provide for notice to WVURC from the insurer in the event of any modification and/or termination of insurance. However, in no situation will COMPANY be permitted to carry less insurance than is required by applicable law.

17.4 Notice for Cancellation of Coverage. WVURC requires thirty (30) days written notice of cancellation of said insurance coverage. Should WVURC receive notice of termination of said insurance it will have the right to terminate this license immediately.

18. WVURC’S DISCLAIMERS

Neither WVURC nor WVU, nor any of their faculty members, researchers, trustees, officers, employees, directors, or agents, assumes any responsibility for the manufacture, product specifications, sale, license, lease, distribution, marketing, or use of the SUBJECT TECHNOLOGY or the LICENSED PRODUCTS which are designed, created, manufactured, sold, licensed, or leased by COMPANY or its AFFILIATES, SUBLICENSEES, or any contractors thereof. WITHOUT LIMITING THE FOREGOING, WVURC SHALL HAVE NO LIABILITY WHATSOEVER TO COMPANY OR ITS AFFILIATES FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE, SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED ON COMPANY, ITS AFFILIATES OR ANY OTHER ENTITY, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (A) THE MANUFACTURE, USE, OFFER FOR SALE, SALE, OR IMPORT OF A LICENSED PRODUCT, OR THE PRACTICE OR EXPLOITATION OF THE SUBJECT TECHNOLOGY, (B) THE USE OF OR ANY ERRORS OF OR OMISSIONS IN ANY CONFIDENTIAL INFORMATION DISCLOSED BY WVURC, OR (C) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES CONCERNING ANY OF THE FOREGOING.

19. INDEPENDENT CONTRACTORS

The PARTIES hereby acknowledge and agree that each is an independent contractor and that neither PARTY will be considered to be the agent, representative, master or servant of the other PARTY for any purpose whatsoever, and that neither PARTY has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other PARTY. Nothing in this relationship will be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the PARTIES.

20. DISCLAIMER OF WARRANTY

WVURC DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, REGARDING OR WITH RESPECT TO THE SUBJECT TECHNOLOGY AND LICENSED PRODUCTS, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS, MERCHANTABILITY, COMMERCIAL UTILITY, QUALITY, SAFETY, LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHERWISE), PATENTABILITY, VALIDITY, SCOPE, AND ENFORCEABILITY, WARRANTIES THAT THE SUBJECT TECHNOLOGY OR LICENSED PRODUCTS ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER RIGHTS OF THIRD PARTIES, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OR TRADE PRACTICE.

21. NON-WAIVER

The PARTIES covenant and agree that if a PARTY fails or neglects for any reason to take advantage of any of the terms hereof providing for termination of this Agreement or if a PARTY, having the right to declare this Agreement terminated, will fail to do so, any such failure or neglect by such PARTY will not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants, or conditions of this Agreement or of the performance thereof. None of the terms, covenants, and conditions of this Agreement may be waived by a PARTY except by its written consent.

22. SEVERABILITY

Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining provisions will not be affected by such holding. In the event a part or provision of this Agreement is held unenforceable or in conflict with law affects consideration to either PARTY, the PARTIES agree to negotiate in good faith amendment of such part or provision in a manner consistent with the intention of the PARTIES as expressed in this Agreement.

23. FORCE MAJEURE

Neither PARTY will be responsible or liable to the other PARTY for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts or occurrences beyond the control of the nonperforming or delayed PARTY including, but not limited to, acts of God, acts of the U.S. government, terrorism, wars, riots, strikes or other labor disputes, shortages of labor or materials, fires and floods, provided the nonperforming or delayed PARTY provides to the other PARTY written notice of the existence of and the reason for such nonperformance or delay.

24. WAIVER AND AMENDMENT

24.1 All waivers of a specific breach under this Agreement must be in writing signed by an authorized representative of the waiving PARTY and will not constitute a waiver of any other breach or Section of this Agreement.

24.2 This Agreement may only be amended by a signed written agreement between authorized representatives of the PARTIES which specifically references this Agreement.

25. ENTIRE AGREEMENT

The Agreement and the terms and conditions herein constitute the entire agreement between the PARTIES and supersede all previous agreements and all terms and conditions therein, either oral or written, between the PARTIES hereto with respect to the subject matter hereof, including the Confidentiality and Non-Disclosure Agreement between the COMPANY and WVURC dated March 8, 2021 (“NDA”). The PARTIES acknowledge and agree that the NDA is hereby terminated and that all rights, promises, and terms and conditions set forth in, and all claims arising under, the NDA are extinguished. No agreement or understanding bearing on this Agreement will be binding upon either PARTY hereto unless it will be in writing and signed by the duly authorized officer or representative of each of the PARTIES and will expressly refer to this Agreement.

26. INTERPRETATION

In this Agreement, unless the contrary intention appears: (a) headings are for convenience only and do not affect the interpretation of this agreement; (b) the singular includes the plural and vice versa; (c) the words “such as,” “for example,” “including” and similar expressions are not used as, nor are intended to be interpreted as words of limitation; (d) a reference to a person or third party includes a natural person, partnership, joint venture, government agency, association, corporation or other body corporate; (e) a thing (including a right) includes a part of that thing; (f) no rule of construction applies to the disadvantage of a PARTY because that PARTY was responsible for the preparation of this agreement or any part of it; (g) an article, section, recital, term, party, schedule, exhibit or attachment is a reference to an article, section, recital, term of, or party, schedule, exhibit or attachment to this Agreement; (h) an agreement other than this Agreement includes an undertaking, or legally enforceable arrangement or understanding, whether or not in writing; (i) the word “or” shall not be exclusive and means “and/or”; (j) all pricing and payments under this agreement shall be in U.S. dollars unless otherwise expressly indicated; (k) “will” shall mean “shall”.

27. NO INFERENCE

This Agreement is the product of arm’s length negotiation between the PARTIES and no inference will be drawn or prejudice result from the fact that the final version hereof may have been drafted by counsel for one PARTY or the other.

28. COURSE OF DEALING

No course of dealing, course of performance, or usage of trade may be considered in the interpretation or enforcement of this agreement. Both PARTIES waive any right they may have to introduce any such evidence.

29. AUTHORITY TO ACT

29.1 The PARTIES represent and warrant that they have the full power and authority to enter into this Agreement and carry out the transactions contemplated hereby, that all necessary corporate or other action has been duly taken in this regard and that the person executing this Agreement on each PARTY’s behalf has the requisite authority to bind the respective PARTY.

29.2 If there is a change in the COMPANY’s authorized signing representative through promotion, transfer, replacement, dismissal, or by any other means, the COMPANY will notify WVURC in writing within ten (10) days of such change in signing authority at the address listed in Section 1 of this Agreement.

30. MEDIATION

The PARTIES agree that it will be a prerequisite to any suit by either PARTY against the other for any cause arising out of the terms of this Agreement that the PARTIES will first submit their dispute to non-binding mediation before a qualified mediator authorized to provide mediation services in connection with the court-annexed alternative dispute procedures of the Circuit Courts, or of the United States District Courts, of the State of West Virginia. In the event of such duty to mediate arising hereunder, the PARTIES will select a mutually acceptable mediator, or, if they are unable to do so, each will select a qualified mediator to act as their representative, and those two so selected will select a qualified third mediator who will actually mediate the case. Any mediation hereunder will be conducted in accordance with rules as mutually agreed by the PARTIES at the time of mediation; or, if the PARTIES are unable to agree, as determined by the qualified mediator who will actually mediate the case.

31. EXPORTS

COMPANY is responsible for complying with, and assures and warrants that all of COMPANY’S AFFILIATES will comply with all export regulations of the U.S., including the U. S. Department of State International Traffic In Arms Regulations (Title 22, CFR Parts 120-130), the U.S. Department of Commerce Export Administration Regulations (Title 15, CFR 730-774), and any other U.S. Government regulation applicable to the export, re-export, or disclosure of such controlled technical data, or the products thereof, to Foreign Nationals, whether within, or without, the U.S., including those employed by, or otherwise associated with COMPANY. This duty of compliance does not expire with the expiration of the TERM of this Agreement, or the existence of any of the conditions as set forth in this Agreement, or the period of performance as set forth in this Agreement. All rights granted by this Agreement are contingent upon COMPANY’s compliance with all export laws and regulations. By granting rights in this Agreement, WVURC does not represent that export authorization or an export license will not be necessary or that such authorization or export license will be granted.

32. NON-SOLICITATION

COMPANY hereby agrees not to solicit for employment, employ, or assist any other entity in employing any employee, staff, or faculty member during the TERM of and for a two (2) year period after the expiration of this Agreement who is now or hereafter employed or engaged by the WVURC or WVU. Students and Student employees of WVU or WVURC are exempt from this section.

33. PATENT VALIDITY CHALLENGES

33.1. COMPANY agrees that prior to instituting any challenges to the validity of any patent licensed under this Agreement, COMPANY will provide three (3) months’ notice to WVURC and such written notice will identify all legal bases for said challenge.

33.2 COMPANY agrees that any and all challenges to the validity to any patent licensed under this Agreement will be brought in the United States District Court for the Northern District of West Virginia and COMPANY agrees not to challenge personal jurisdiction to that forum.

33.3 In the event that COMPANY challenges the validity of any United States or foreign patent encompassing any portion or all of SUBJECT TECHNOLOGY, COMPANY agrees to pay WVURC’s legal expenses and attorney’s fees for said challenge and agrees that, automatically effective on the earliest of the date upon which Company commences such a challenge, submits a request to challenge, or submits a request to institute such a challenge, the royalty rate under this Agreement shall be increased by [***] percent ([***]%) percent above the rate outlined in Section 5.

33.4 All amounts paid to WVURC by COMPANY under this Agreement will be nonrefundable.

34. MERGER AND RESTATEMENT OF PRIOR AGREEMENT

The Parties hereby agree that the rights, obligations, and responsibilities of the Parties with respect to the worldwide, exclusive, license, to the SUBJECT TECHNOLOGY as stated in the September 7, 2022 “Exclusive License Agreement” is intended to be restated and fully governed by this Agreement, as herein amended. The September 7, 2022 “Exclusive License Agreement” is formally terminated, superseded, and replaced by the terms and conditions of this Agreement, which shall govern the Parties rights, obligations, and responsibilities throughout the TERM.

Signature Page Follows

IN WITNESS WHEREOF, the PARTIES have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but this Agreement becomes effective as of the Effective Date shown above.

COMPANY

Signature:	/s/ James Bianco

Printed Name:	James Bianco

Title:	Executive Chairman

Date:	January 24, 2023

West Virginia University Research Corporation

Signature:	/s/ James Daottavio

Printed Name:	James Dottavio

Title:	Director of Technology Transfer

Date:	January 24, 2023

Schedule A

Subject Technology Patents

	Patent Number	Application Number	Title	Filing Date	Inventors	Remarks
1	N/A	63/154,928	A DELTA-OPIOID RECEPTOR TARGETED AGENT FOR MOLECULAR IMAGING AND IMMUNOTHERAPY OF CANCER	Mar 1, 2021	McLaughlin Garcia	U.S. Provisional;
2		PCT/US2022/ 070893	A DELTA-OPIOID RECEPTOR TARGETED AGENT FOR MOLECULAR IMAGING AND IMMUNOTHERAPY OF CANCER	Mar 1, 2022	McLaughlin Garcia	Claims priority to 63/154,928
3		PCT/US2022/ 070894	A DELTA-OPIOID RECEPTOR TARGETED AGENT FOR MOLECULAR IMAGING AND IMMUNOTHERAPY OF CANCER	Mar 1, 2022	McLaughlin, Garcia; Bianco	Claims priority to 63/154,928

Schedule B

Milestones

	Due Date	Milestone Title	Description/Remarks
1	36 Months from Effective Date	IND submitted to FDA	Confirmed by copy of IND submission filed with FDA for review.
2	Twelve Months Following IND Approval	Phase I Clinical Trial	First Patient Enrolled in Phase I Twelve Months Following IND Approval
3	Six Twenty Four Months Following IND Approval	Phase II Clinical Trial – or – Phase IB Clinical Trial	First Patient Enrolled under Phase II or Phase IB Twenty Four Months Following IND Approval
4	Three Years from Initiation of Phase II	Phase III Clinical Trial	*If required by FDA; Milestone met if Phase III N/A. If required by FDA, milestone met upon first patient being enrolled in Phase III within three years of first enrolling Phase II patient
5A	Eleven Years from Effective Date	NDA filed with FDA – single trial submissions	Milestone 5 will be met by reaching either 5A or 5B, as applicable. Milestone confirmed by providing a copy of NDA filed with the FDA.
5B	Twelve Years from Effective Date	NDA filed with FDA – two trial submission